Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Scott D. Schweinfurth Chief Financial Officer WMS Industries Inc. 847/785-3760 or sschweinfurth@wmsgaming.com	Joseph N. Jaffoni, Richard Land Jaffoni & Collins Incorporated 212/835-8500 or wms@jcir.com

WMS INDUSTRIES REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE
OF $0.08 AS REVENUES RISE 61% TO $75.1 MILLION

- New Unit Shipments Increase 90% to 4,220 Gaming Devices;
Current Installed Base of Participation Games Exceeds 4,700 Units -

- Reiterates Fiscal 2005 Revenue Guidance of $340 Million to $360 Million -

Waukegan, Illinois, October 26, 2004 — WMS Industries Inc. (NYSE:WMS) today reported net income of $2.4 million, or $0.08 per diluted share, for the Company’s fiscal 2005 first quarter ended September 30, 2004, compared to a net loss of $1.9 million or $0.06 loss per diluted share for the September 2003 quarter. Total revenues for the September 2004 quarter increased 61%, or $28.4 million, to $75.1 million, compared to total revenues of $46.7 million in the September 2003 quarter. The increase in total revenues is primarily due to a 90% rise in new unit shipments to 4,220 units, coupled with an 18% increase in the average selling price of gaming units in the September 2004 quarter compared to the prior year quarter.

The reported results for the fiscal 2005 first quarter are in-line with the financial guidance targets the Company established at the time it reported its fiscal 2004 fourth quarter results that anticipated revenue in the September 2004 quarter of $75 million to $80 million. The guidance also anticipated 4,100 to 4,300 new unit shipments and an installed base of 4,600 to 4,800 participation games at September 30, 2004. At September 30, 2004, WMS’ installed base of participation games was 4,486 units and at present, it exceeds 4,700 units. In addition, research and development and selling and administrative expenses for the September 2004 quarter both reflected decreases from the June 2004 quarter, which in the aggregate amounted to a $0.5 million decline.

WMS also reiterated its fiscal 2005 revenue guidance range of $340 million to $360 million based on expected new unit shipments of between 21,000 and 22,500 units at an average selling price above $10,000. In addition, WMS expects that its installed base of participation gaming devices will grow to 5,800 to 6,000 units at June 30, 2005 and that the average revenue per day for participation gaming devices for fiscal 2005 will be in a range of $43 to $45 per day. The fiscal 2005 revenue guidance is based on current open orders for over 9,000 new gaming devices, 1,400 conversion kits and 2,000 participation gaming devices and the Company’s current expectations for further business expansion throughout the rest of the fiscal year. WMS also initiated fiscal 2005 second quarter guidance for anticipated revenue of $85 million to $90 million, 5,100 to 5,300 new unit shipments and an installed base of 4,900 to 5,100 participation games at December 31, 2004.

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WMS Industries Inc., 10/26/04	page 2

The following table summarizes the key components related to revenue generation in the three-month periods ended September 30 (in millions, except unit data):

	Three Months Ended
	September 30,
	2004	2003
Product Sales Revenues:
New Unit Sales Revenue	$41.3	$18.5
Parts, Used Games, Conversions and OEM Revenues	12.1	6.4

Total Product Sales Revenues	$53.4	$24.9

New Units Sold	4,220	2,220
Average Sales Price Per Unit	$9,793	$8,316
Gaming Operations Revenues
Participation Revenue	$16.1	$18.2
Royalties, VLT and Other Lease Revenue	5.6	3.6

Total Gaming Operations Revenues	$21.7	$21.8

Average Participation Installed Base	4,161	4,853
Installed Participation Base at Period End	4,486	4,797
Average Net Revenue Per Day Per Machine	$41.95	$40.72

The increase in total revenues for the September 2004 quarter was primarily due to $22.8 million in higher gaming machine sales and an increase of $5.7 million in parts, used games, conversions and original equipment manufacturing (OEM) revenues. Fiscal 2005 first quarter new unit sales increased by 90% over the prior year period to 4,220 units, including 3,776 new Bluebird™ video gaming devices. We also shipped 78 hybrid units and 366 legacy units during the September 2004 quarter. The average selling price for the new units increased 18% from the prior year quarter to $9,793, reflecting the benefit of video gaming devices housed in our Bluebird cabinet, which generated an average selling price of $10,007 in the September 2004 quarter. Parts, used games, and conversion revenues increased 89% from the September 2003 quarter to $12.1 million, primarily due to greater conversion sales in the September 2004 quarter as we shipped 3,338 conversion kits, including 2,125 CPU-NXT®™ upgrade kits.

Gaming operations revenues of $21.7 million for the September 2004 quarter were essentially in-line with the September 2003 quarter. The average installed base of participation gaming devices decreased to 4,161 units in the September 2004 quarter from 4,853 units in the September 2003 quarter. The decline in the installed base of gaming operations machines from the September 2003 quarter is primarily due to our legacy operating system not supporting dual port cashless gaming technology that many customers require and the natural evolution of our older participation series. The installed base grew 246 units to 4,486 units at September 30, 2004 from June 30, 2004, as we introduced four new participation games in the Bluebird cabinet: MONOPOLY™ Money, MONOPOLY Once Around Deluxe™, MEN IN BLACK™ and MATCH GAME™. The success of these new games has accelerated our transition from games in legacy cabinets to new games in Bluebird cabinets as we actually installed 723 new games in Bluebird cabinets in the September

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WMS Industries Inc., 10/26/04	page 3

2004 quarter. Since September 30, we added over 200 additional participation gaming devices resulting in a current installed base exceeding 4,700 units. We expect growth in our installed base and average net revenue per day of gaming operations machines in future quarters as we continue to install new participation games in our Bluebird cabinet. As of today, our open orders for conversion and new participation games exceed 2,000 games of which over 1,600 are for new gaming devices and the rest are for conversions of existing gaming devices. This level of open orders remains at the highest levels in our history, even after the growth of the installed base footprint by over 450 units since June 30, 2004.

The average net revenue per day per machine from participation gaming devices in the September 2004 quarter increased by $1.23 per day, or 3%, from the September 2003 quarter and by $0.56 per day from the June 2004 quarter to $41.95. The Company believes this increase is due to the favorable response from casino patrons to the introduction of new game themes and the increase in placements of our wide-area progressive (WAP) gaming devices which earned a higher revenue per day than our non-linked participation game offerings. Based on game refreshes, new game themes and the inclusion of the WAP product offerings, we expect the positive trend in average revenue per day to continue throughout fiscal 2005. We installed $8.8 million of gaming operations equipment in the current quarter. Gaming operations revenues benefited from a 56% increase in royalty, VLT, and other lease revenues to $5.6 million in the September 2004 quarter compared to the September 2003 quarter, primarily due to increased purchases and placements of licensed WMS game content by our licensees.

Total gross profit increased 41%, or $11.3 million, to $38.7 million for the September 2004 quarter from $27.4 million in the September 2003 quarter. The gross profit margin on product sales revenues was 40% for the September 2004 quarter, up slightly from 39% in the September 2003 quarter, reflecting the mix of products sold, including a higher level of conversion kits in the September 2004 quarter compared to the September 2003 quarter. The gross profit margin on gaming operations in the September 2004 quarter decreased to 79% from 81% in the September 2003 quarter, reflecting higher royalties payable to licensors and the lower margins on our wide-area progressive games, partially offset by higher royalties received from licensees.

Research and development expenses increased $1.8 million, or 17%, to $12.1 million in the September 2004 quarter compared to $10.3 million in the prior year quarter due to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs, and increased game offerings. As previously reported, we continue to expect quarterly research and development expenses in fiscal 2005 to exceed those in the comparable prior year quarter. Research and development expenses in the September 2004 quarter decreased $0.4 million, or 3%, from the June 2004 quarter, commencing a leveling trend in such expenses.

Selling and administrative expenses increased $2.0 million, or 15%, to $15.6 million in the September 2004 quarter compared to $13.6 million in the September 2003 quarter due to the ongoing execution of our re-emergence plan and higher marketing costs to support the launch of three new product lines and an increased

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WMS Industries Inc., 10/26/04	page 4

number of new games. We expect quarterly selling and administrative expenses to continue to rise over the prior year’s quarters to support increased sales and field service operations as well as higher marketing and promotion costs related to the launch of three new product lines: WAP systems, video poker products and mechanical reel games. Selling and administrative costs declined by $0.1 million or 1%, from the June 2004 quarter.

Depreciation and amortization expense increased by $0.5 million from the September 2003 quarter as the level of investment in participation gaming devices for gaming operations increased with the installation of new games in Bluebird cabinets during the September 2004 quarter. We expect that the level of investment in gaming operations equipment will continue to increase throughout fiscal 2005 due to the on-going placement of new participation game themes, including wide area progressive game themes, in our new Bluebird cabinet.

WMS generated a $7.0 million improvement in results from operations in the September 2004 quarter compared to the September 2003 quarter. The improved operating performance in the fiscal 2005 first quarter resulted from an $11.3 million increase in gross profit partially offset by a $2.0 million increase in selling and administrative expenses, a $1.8 million increase in research and development expenses and a $0.5 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expense of $1.0 million in the September 2004 quarter primarily related to our 2.75% Convertible Notes. This amount was partially offset by $0.6 million of other income, primarily interest and investment income earned on cash and short-term investments, which at September 30, 2004 amounted to $83.0 million. We recorded an income tax provision of $1.4 million in the September 2004 quarter reflecting our estimated annual effective tax rate of 37.5%.

“By nearly any measure, fiscal 2005 got off to a strong start as we generated first quarter earnings per share of $0.08 on $75.1 million of revenue, sold 4,220 new units at an average selling price of $9,793 and, for our gaming operations business, ended the quarter with an installed base of 4,486 units while generating an average net revenue per day per machine of $41.95,” stated Brian Gamache, President and Chief Executive Officer. “All of the financial and operational goals which we established were within the guidance ranges we provided in early August, with the exception of the end of period installed base for our gaming operations business, which took just a few weeks longer than anticipated to reach the levels we had expected.

“Earlier this month we realized another important milestone in our near-term goal of building market share as we debuted the next wave of our innovative products at the G2E trade show,” continued Gamache. “It was evident from the reception at the show that our full complement of mechanical reel, video slot, WAP and video poker product featured on our CPU-NXT operating system and Bluebird cabinet impressed both our customers and other show attendees. The strong G2E response is a direct result of over three years of hard work and dedication by our entire team. We arrived at the show with approvals in hand for all of our new product lines and, for the first time in several years, our sales team had plenty of exciting new products with remarkable innovations for which they could actually write orders. The level of customer interest in our new

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WMS Industries Inc., 10/26/04	page 5

products at the show was the highest we have ever generated at this annual event, and we believe this will be an important factor in our ability to generate ongoing revenue growth.

“With a deep arsenal of regulatory-approved innovative product and content and still more to come, we believe WMS is making great progress toward its goal of becoming the number two North American gaming device provider,” concluded Gamache. “Our open orders for new ‘for sale’ units and participation games are a direct reflection of increasing customer demand, which we believe is driven by the superior earnings power of our game content. We expect growing market share as we now address 100% of the slot floor with a full range of products. We also expect to better align the relationship between revenues and expenses to improve profitability with the open orders and expanding participation footprint in future periods.”

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EDT today, Tuesday, October 26, 2004. The conference call numbers are 212-271-4513 or 415-537-1910. To access the live call on the Internet, log on to www.wmsgaming.com. (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for sixty days on the Internet via www.wmsgaming.com.

MONOPOLY is a trademark of Hasbro Inc. ©2004 Hasbro. Used with permission. All rights reserved. MEN IN BLACK ™ & © 2002 Columbia Pictures Industries, Inc. All rights reserved.
MATCH GAME is a trademark of FremantleMedia Operations BV. Licensed by FremantleMedia
     Licensing Worldwide © 2004 FremantleMedia North America Inc. All rights reserved.
CPU-NXT, Bluebird, and Once Around Deluxe are trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to the rapid development of, new technologies and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business — Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2004 and in our more recent Form 8-K reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sale, and lease of gaming machines and video lottery terminals, or VLTs.

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WMS Industries Inc., 10/26/04	page 6

WMS INDUSTRIES INC.
Consolidated Statement of Operations
(in millions, except per share amounts)

	Three Months Ended
	September 30,
	2004	2003
Revenues:	(Unaudited)	(Unaudited)
Product Sales	$53.4	$24.9
Gaming Operations	21.7	21.8

Total Revenues	75.1	46.7

Costs and Expenses:
Cost of Product Sales	31.8	15.2
Cost of Gaming Operations	4.6	4.1
Research and Development	12.1	10.3
Selling and Administrative	15.6	13.6
Depreciation and Amortization	6.8	6.3

Total Costs and Expenses	70.9	49.5
Operating Income (Loss)	4.2	(2.8)
Interest and Other (Expense), Net	(0.4)	(0.2)

Income (Loss) Before Income Taxes	3.8	(3.0)
Provision (Benefit) for Income Taxes	1.4	(1.1)

Net Income (Loss)	$2.4	$(1.9)

Basic Income (Loss) Per Share of Common Stock	$0.08	$(0.06)

Diluted Income (Loss) Per Share of Common Stock and Common Stock Equivalents	$0.08	$(0.06)

Weighted-Average Common Shares Outstanding
Basic Common Stock	30.3	29.3

Diluted Common Stock and Common Stock Equivalents	31.0	29.3

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WMS Industries Inc., 10/26/04	page 7

WMS Industries Inc.
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2004	June 30, 2004
Assets	(Unaudited)
Cash and Short-Term Investments, Including $0.8 and $0.5 of Restricted Amounts for Progressive Jackpots, Respectively	$83.0	$116.2
Receivables, net	80.3	70.3
Inventories	86.6	65.4
Other Current Assets	28.9	26.1

Total Current Assets	278.8	278.0

Gaming Operations Machines, net	28.3	24.9
Property, Plant and Equipment, net	53.2	53.7
Other Assets	40.2	38.4

Total Assets	$400.5	$395.0

Liabilities and Stockholders’ Equity
Accounts Payable	$15.4	$17.1
Accrued Liabilities	27.2	23.4

Total Current Liabilities	42.6	40.5
2.75% Convertible Subordinated Notes Due 2010	115.0	115.0
Stockholders’ Equity:
Common Stock	16.2	16.2
Additional Paid-in Capital	206.9	206.7
Retained Earnings	45.5	43.1
Unearned Restricted Stock	(0.9)	(1.3)
Accumulated Other Comprehensive Income	1.0	1.0
Treasury Stock	(25.8)	(26.2)

Total Stockholders’ Equity	242.9	239.5

Total Liabilities and Stockholders’ Equity	$400.5	$395.0

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